Exhibit 99.1

CONTACT: REGIS CORPORATION:
Mark Fosland — Vice President, Finance
952-806-1707
Alex Forliti — Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS CORPORATION ANNOUNCES THE PRICING OF ITS CONVERTIBLE NOTE AND COMMON STOCK OFFERINGS

MINNEAPOLIS, July 9, 2009 — Regis Corporation (NYSE:  RGS) (“Regis”), the global leader in the $170 billion hair care industry, today announced that yesterday evening it entered into an agreement to sell $150 million aggregate principal amount of its 5.0% convertible senior notes due 2014, and an agreement to sell 11,500,000 shares of its common stock at $12.37 per share, which was the closing price per share on July 8, 2009. In addition, Regis has granted the underwriters an over-allotment option to purchase up to an additional $22.5 million aggregate principal amount of notes, and up to an additional 1,725,000 shares of common stock, on the same terms and conditions.

The notes will be unsecured, senior obligations of Regis and interest will be payable semi-annually at a rate of 5.0% per year. The notes will mature on July 15, 2014. The notes will be convertible subject to certain conditions at an initial conversion rate of 64.6726 shares of Regis common stock per $1,000 principal amount of notes (representing an initial conversion price of approximately $15.46 per share of Regis common stock), subject to adjustment in certain circumstances.

The net proceeds to Regis from the convertible note offering and the common stock offering will be approximately $281.5 million after deducting underwriting discounts and estimated offering expenses, exclusive of any proceeds attributable to any possible exercise of the underwriters’ over-allotment option with respect to either offering. Regis intends to use the proceeds to repay $267 million of private placement debt of varying maturities.  Any remaining proceeds will be used for general corporate purposes including the repayment of bank debt.

Merrill Lynch & Co. and Credit Suisse Securities (USA) LLC are acting as the lead underwriters for the convertible notes offering and the common stock offering.

Regis has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Regis has filed with the SEC for more complete information about Regis and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, (866) 500-5408 or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, (800) 221-1037.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.